Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
                     (512) 434-5587
TEMPLE-INLAND INC. REPORTS FIRST QUARTER 2007 RESULTS
     AUSTIN, TEXAS, April 25, 2007—Temple-Inland Inc. today reported first quarter 2007 net income of $38 million, or $0.35 per diluted share, compared with first quarter 2006 net income of $79 million, or $0.70 per diluted share, and fourth quarter 2006 net income of $103 million, or $0.96 per diluted share.
     Results for first quarter 2007 include a net after-tax special charge of $9 million, or $0.08 per share, related to costs for the Transformation Plan and an increase in litigation reserves after a recent California Supreme Court decision resulted in a longer limitation statute applying to certain claims in California regarding meal break laws. As reflected in the table below, net income per diluted share, excluding special items, for first quarter 2007 is $0.43 per share, compared with $0.72 per share in first quarter 2006, and $0.72 per share in fourth quarter 2006.

	First Quarter		Fourth Quarter
	2007	2006*	2006*
Net income per dil. share as reported	$0.35	$0.70	$0.96

Adjustment for special items	0.08	0.02	(0.24)

Net income per diluted share, Excluding special items	$0.43	$0.72	$0.72

Average shares outstanding – diluted (in millions)	107.7	113.4	107.8

*	Recast to reflect a change in method of accounting for planned major maintenance costs.

Corrugated Packaging

	1st Qtr.	1st Qtr.	4th Qtr.
Segment Operating Income	2007	2006*	2006*
($ in Millions)	$64	$44	$72

*	Recast to reflect a change in method of accounting for planned major maintenance.
     Corrugated Packaging operating income improved first quarter 2007 compared with first quarter 2006, principally due to higher corrugated container prices and lower energy costs. Operating income declined in first quarter 2007 compared with fourth quarter 2006 principally due to higher recycled fiber costs. Higher actual corrugated container volumes in first quarter 2007 compared with fourth quarter 2006 offset higher energy costs, planned maintenance at Rome, GA linerboard mill and lower corrugated container prices due to the loss of higher priced agriculture shipments in California and Mexico due to weather.
     Shipments first quarter 2007 were down 5%, on a volume per workday basis, compared with first quarter 2006 primarily due to the sale of Performance Sheets (a sheet feeder plant in City of Industry, California) August 2006. Excluding Performance Sheets, volumes were down 1% in first quarter 2007 compared with first quarter 2006 on a volume per workday basis. Actual shipments of corrugated containers were up 5% in first quarter 2007 compared with fourth quarter 2006. On a volume per workday basis, shipments of corrugated containers were down 1% first quarter 2007 compared with fourth quarter 2006. Additionally, shipments in first quarter 2007 were negatively impacted approximately 10,000 tons by weather conditions in California and Mexico.
     Average prices for corrugated containers first quarter 2007 were up 8% compared with first quarter 2006, but down 1% compared with fourth quarter 2006. First quarter 2007 prices were negatively affected by the loss of higher priced agriculture business in California and Mexico due to weather conditions. The average cost of recycled fiber first quarter 2007 was up 60% compared with first quarter 2006, and up 33% compared with fourth quarter 2006. Freight costs first quarter 2007 were down $1 million compared with first quarter 2006 and fourth quarter 2006. Energy costs were down $6 million first quarter 2007 compared with first quarter 2006, but up $3 million compared with fourth quarter 2006.
Forest Products

	1st Qtr.	1st Qtr.	4th Qtr.
Segment Operating Income	2007	2006	2006
($ in Millions)	$38	$82	$46
     Operating income declined first quarter 2007 compared with first quarter 2006 primarily due to lower lumber prices and lower prices and shipments of gypsum. Operating income declined first quarter 2007 compared with fourth quarter 2006 principally due to lower prices and shipments for gypsum.

     Average lumber prices first quarter 2007 were down 25% compared with first quarter 2006, but up 1% compared with fourth quarter 2006. Gypsum prices were down 7% compared with first quarter 2006, and down 11% compared with fourth quarter 2006. Particleboard prices were up 22% compared with first quarter 2006, but down 4% compared with fourth quarter 2006.
     Shipments of lumber and particleboard were down in first quarter 2007 compared with first quarter 2006, but up compared with fourth quarter 2006. Shipments for gypsum were down in first quarter 2007 compared with first quarter 2006 and fourth quarter 2006.
Real Estate

	1st Qtr.	1st Qtr.	4th Qtr.
Segment Operating Income	2007	2006	2006
($ in Millions)	$3	$26	$12
     Real estate reported operating income of $3 million in first quarter 2007, reflecting a slowdown in residential activity. First quarter 2006 segment operating income included a gain of $8 million on the sale of five acres of land for commercial use.
     During first quarter 2007, 268 acres of high-value land not suitable for development were sold at an average price of approximately $5,600 per acre.
     Residential activity for wholly-owned and joint venture projects during first quarter 2007 included the sale of 441 lots at an average price of approximately $56,400 per lot.
     Commercial activity during first quarter 2007, principally related to joint venture projects, included the sale of 30 acres at an average price of $294,000 per acre.
Financial Services

	1st Qtr.	1st Qtr.	4th Qtr.
Segment Operating Income	2007	2006	2006
($ in Millions)	$49	$49	$53
     Financial Services operating income first quarter 2007 was flat compared with first quarter 2006. Operating income declined first quarter 2007 compared with fourth quarter 2006 principally due to lower average earning assets.
Comments
     In announcing first quarter results, Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc. said, “Our Corrugated Packaging operation continues to benefit from strategic initiatives of full integration and increasing asset utilization. During first quarter 2007, our containerboard mills achieved record production levels despite planned maintenance downtime at Rome, GA. In addition, converting costs declined in first quarter 2007 compared with fourth quarter 2006 as asset utilization continued to increase.

     “Despite challenging market conditions, Forest Products positive results reflect our continued focus on low-cost, efficient converting operations and our mix of products.
     “Our real estate operation continues to focus on creating long-term value. During first quarter 2007 we transferred five projects with 1,470 acres into entitlement process. Real Estate operating income in first quarter 2007 was negatively impacted by a slowdown in residential lot sales activity.
     “Financial Services continues to focus on asset growth and lowering costs. Credit conditions remain favorable, and we continue to benefit from our decision to avoid subprime lending. In addition, diversification of our loan portfolio has been important as new loan activity in non-single family products has increased. Additionally, we have experienced deposit growth through our bank branches which are located in Texas and California, the two largest markets in the U.S.
Transformation Plan
     “February 26, 2007 we announced a Transformation Plan to maximize shareholder value by separating Temple-Inland into three focused, stand-alone public companies and selling our strategic timberland. During first quarter 2007, substantial progress has been made regarding each component of the transformation plan and we are on target to complete the process by year end. The three companies resulting from the plan — Temple-Inland, Guaranty Financial and Forestar — have exciting futures, and will be well positioned to continue to maximize value for shareholders going forward.”
     The Company will host a conference call on April 25, 2007 at 10:00 am EDT to discuss results of first quarter 2007. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Temple-Inland’s Internet site at www.templeinland.com. To access the conference call, listeners calling from North America should dial 1-800-901-5217 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-786-2964. The password is templeinland. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 44024155.
     Temple-Inland Inc. operates four business segments: corrugated packaging, forest products, real estate and financial services. The Company’s 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative® (SFI) Standard of the Sustainable Forestry Board to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland’s common stock (TIN) is traded on the New York Stock Exchange. Temple-Inland’s address on the World Wide Web is www.templeinland.com.
This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including the costs of raw materials, purchased energy, and freight; demand for new housing; accuracy of accounting assumptions related to pension and postretirement costs, impaired assets, and the allowance for credit losses; competitive actions by other companies; changes in laws or regulations and actions or restrictions of regulatory agencies; our ability to execute certain strategic and business improvement initiatives, including the Transformation Plan; and other factors, many of which are beyond our control.

This release includes non-GAAP financial measures. The required reconciliations to GAAP financial measures are located in this release.

TEMPLE-INLAND INC. AND SUBSIDIARIES
UNAUDITED
Business Segments

	First Quarter
	2007	2006
	($ In millions,
	except per share)
Revenues
Corrugated packaging	$761	$721
Forest products	246	333
Real estate	30	47
Financial services	284	283

Total revenues	$1,321	$1,384

Income
Corrugated packaging	$64	$44
Forest products	38	82
Real estate	3	26
Financial services	49	49

Total segment operating income	154	201
Expenses not allocated to segments
General and administrative	(25)	(23)
Share-based compensation	(23)	(16)
Other operating income (expense)	(14)	(3)
Other non-operating income (expense)	—	—
Parent company interest	(31)	(33)

Income before taxes	61	126
Income taxes	(23)	(47)

Income from continuing operations	38	79
Discontinued operations	—	—

Net income	$38	$79

Diluted earnings per share:
Income from continuing operations	$0.35	$0.70
Discontinued operations	—	—

Net income	$0.35	$0.70

Average diluted shares outstanding	107.7	113.4

In January 2007 we changed our method of accounting for planned major maintenance costs from the previously accepted method of allocating the cost over interim periods within the year in which they were incurred to the expense as incurred method. As required by generally accepted accounting principles, we have retrospectively applied the expense as incurred method to our 2006 income statements and segment operating results, the effect of which is summarized as follows:

	Corrugated Packaging
	Segment		Income from Continuing
	Operating Income		Operations		Per Diluted Share
	As	Retrospective	As	Retrospective	As	Retrospective
	Reported	Application	Reported	Application	Reported	Application
2006
1st qtr	$40	$44	$76	$79	$.67	$.70
2nd qtr	67	66	192	191	1.71	1.70
3rd qtr	74	73	96	95	.87	.86
4th qtr	74	72	105	104	.98	.97

Year	$255	$255	$469	$469	$4.23	$4.23

Non-GAAP Financial Measure
     Net income excluding special items and net income per diluted share excluding special items are important measures for us and investors because they allow useful and consistent comparisons of on-going operations by excluding gains and losses that management believes are not indicative of our ongoing operating results.
     We define special items to include discontinued operations, effects of accounting changes, and other items such as gains or losses on sales of non-strategic assets; asset impairments; and unusual income, expenses, and tax benefits or charges. The most comparable GAAP measures are net income and net income per diluted share.
     Despite their importance to us, net income excluding special items and net income per diluted share excluding special items are non-GAAP financial measures that have no standardized definitions and as a result may not be comparable with other companies’ measures using the same or similar terms. This lack of comparability may limit the usefulness of these measures to us and investors. There may be other limits in the usefulness of these measures to investors. As a result, we encourage you to read our financial information in its entirety and not to rely on any single financial measure.
Calculation of Non-GAAP Financial Measure

			Fourth
	First Quarter		Quarter
	2007	2006	2006
	(In millions, except per share)
Net income determined in accordance with GAAP	$38	$79	$103
Special items, after-tax, per diluted share
Closure and sale of converting and production facilities and sale of non-strategic assets	—	—	5
Hurricane related insurance proceeds	—	—	(1)
Litigation and other	6	—	2
Transformation Plan	3	—	—
Softwood Lumber Agreement	—	—	(27)
Financial Services repositioning activities	—	2	(1)
One-time tax benefit	—	—	(4)

Total special items, after-tax	9	2	(26)

Net income excluding special items as defined	$47	$81	$77

Average diluted shares outstanding	107.7	113.4	107.8

Net income per diluted share determined in accordance with GAAP	$0.35	$0.70	$0.96
Special items, after-tax, per diluted share
Closure and sales of converting and production facilities and sale of non-strategic assets	—	—	0.05
Hurricane related insurance proceeds	—	—	(0.01)
Litigation and other	0.06	—	0.02
Transformation Plan	0.02	—	—
Softwood Lumber Agreement	—	—	(0.25)
Financial Services repositioning activities	—	0.02	(0.01)
One-time tax benefit	—	—	(0.04)

Total special items, per diluted share	0.08	0.02	(0.24)

Net income per diluted share excluding special items as defined	$0.43	$0.72	$0.72

TEMPLE-INLAND INC. AND SUBSIDIARIES
UNAUDITED
Revenues and unit sales of manufacturing subsidiaries, excluding joint venture operations follows:

	First Quarter
	2007	2006
	($ in Millions)
Revenues
Corrugated Packaging
Corrugated Packaging	$717	$698
Linerboard	44	23

Total Corrugated Packaging	$761	$721

Forest Products
Pine lumber	$59	$84
Gypsum wallboard	70	112
Particleboard	52	49
Medium density fiberboard	17	16
Fiberboard	14	21
Mineral and hunting leases	9	14
Fiber and other	25	37

Total Forest Products	$246	$333

Unit sales
Corrugated Packaging
Corrugated Packaging, thousands of tons	830	869
Linerboard, thousands of tons	100	60

Total, thousands of tons	930	929

Forest Products
Pine lumber, mbf	203	218
Gypsum wallboard, msf	382	563
Particleboard, msf	143	165
Medium density fiberboard, msf	37	39
Fiberboard, msf	74	102
Supplemental Financial Information:
Supplemental Financial Information for Temple-Inland and its manufacturing and real estate subsidiaries follows:

	First Quarter
	2007	2006
Cash Balance (at qtr. end)	$24	$11
Total Debt (at qtr. end)	$1,734	$1,843
Capital Expenditures (including reforestation)	$42	$32

A summary of projects in the entitlement process(a) at first quarter-end 2007 follows:

		Project
Project	County	Acres(b)
California

Hidden Creek Estates	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	30

Georgia
Ballground	Cherokee	500
Bay Springs	Carroll	400
Birch House Farms	Bartow	140
Crossing	Coweta	230
Dunaway Gardens	Coweta	200
Euharlee II West	Bartow	360
Fincher Road	Cherokee	950
Four Seasons	Coweta	800
Friendship Road	Cherokee	110
Garland Mountain	Cherokee/Bartow	350
Gold Creek	Dawson/Lumpkin	1,090
Grove Park	Coweta	160
Happy Valley Farm	Coweta	750
Jackson Park	Jackson	690
Lithia Springs	Haralson	260
Mill Creek	Coweta	780
Overlook	Cherokee	510
Pickens School	Pickens	420
Whitfield Estates	Jackson	180
Wolf Creek	Carroll	12,180
Yellow Creek	Cherokee	1,100

Texas
Lake Houston	Harris/Liberty	3,630
Entrada (c)	Travis	240
Woodlake Village (c)	Montgomery	620

Total		27,380

(a)	A project is deemed to be in the entitlement process when customary steps necessary for the preparation and submittal of an application, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed. Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)	Project acres are approximate. The actual number of acres entitled may vary.

(c)	We own a 50% interest in these projects.

A summary of activity within our entitled,(a) developed and under development projects at first quarter-end 2007 follows:

			Residential Lots		Commercial Acres (c)
			Lots Sold		Acres Sold
		Interest	Since		Since	Acres
Project	County	Owned(b)	Inception	Lots Remaining	Inception	Remaining
Projects we own

Colorado
Buffalo Highlands	Weld	100%	—	645	—	—
Johnstown Farms	Weld	100%	115	699	—	—
Pinery West	Douglas	100%	—	—	—	115
Stonebraker	Weld	100%	—	600	—	—

Texas
Arrowhead Ranch	Hays	100%	—	232	—	5
Caruth Lakes	Rockwell	100%	245	629	—	—
Cibolo Canyons	Bexar	100%	428	1,321	64	81
Harbor Lakes	Hood	100%	177	401	—	13
Harbor Mist	Calhoun	100%	—	1,393	—	36
Hunter’s Crossing	Bastrop	100%	250	327	19	95
Katy Freeway	Harris	100%	—	—	—	40
La Conterra	Williamson	100%	—	509	—	60
Maxwell Creek	Collin	100%	546	477	—	—
Oakcreek Estates	Comal	100%	—	630	—	—
The Colony	Bastrop	100%	340	1,085	22	50
The Gables at North Hill	Collin	100%	182	100	—	—
The Preserve at Pecan Creek	Denton	100%	73	746	—	9
The Ridge at Ribelin Ranch	Travis	100%	—	—	126	77
Other Texas Projects (6)	Various	100%	2,170	129	62	39

Georgia
Other projects (6)	Various	100%	—	3,540	—	161
Missouri and Utah
Other Projects (3)	Various	100%	746	271	—	—

			5,272	13,734	293	781

Projects in entities we consolidate

Texas
City Park	Harris	75%	609	692	36	129
Lantana (d)	Denton	55%	216	2,134	—	—
Light Ranch	Collin	75%	—	2,496	—	—
Other Texas Projects (6)	Various	Various	273	308	5	60

			1,098	5,630	41	189

Total owned and consolidated			6,370	19,364	334	970

Projects in ventures that we account for using the equity method

Georgia
Seven Hills	Paulding	50%	566	514	26	—
The Georgian	Paulding	38%	283	1,102	—	—
Other Georgia projects (5)	Various	Various	1,842	250	—	—

Texas
Bar C Ranch	Tarrant	50%	148	1,033	—	—
Fannin Farms West	Tarrant	50%	224	219	—	—
Lantana (d)	Denton	Various	1,675	173	1	79
Long Meadow Farms	Fort Bend	19%	535	1,649	20	190
Southern Trails	Brazoria	40%	189	871	—	—
Stonewall Estates	Bexar	25%	62	328	—	—
Summer Creek Ranch	Tarrant	50%	780	1,708	—	374
Summer Lakes	Fort Bend	50%	294	850	42	9
Village Park	Collin	50%	311	258	—	5
Waterford Park	Fort Bend	50%	—	493	—	37
Other Texas projects (4)	Various	Various	251	279	—	37

Florida
Other projects (3)	Various	Various	473	372	—	—

Total in ventures			7,633	10,099	89	731

Combined Total			14,003	29,463	423	1,701

(a)	A project is deemed entitled when all major discretionary land-use approvals have been received. Some projects may require additional permits for development.

(b)	Interest owned reflects our equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them. Accordingly, portions of these projects may appear as owned, consolidated and/or accounted for on the equity method.

(c)	Commercial acres are net developable acres, and may be fewer than the gross acres available in the project.

(d)	The Lantana project consists of a series of 19 partnerships in which our interests range from 25% to 55%. We account for eight of these partnerships in which our interests range from 25% to 50% using the equity method and we consolidate the remaining partnerships.